Exhibit 99.1

Contacts: Dr. Amit Kumar

Tel. (425) 493-2200
Fax. (425) 493-2010

FOR RELEASE
October 18, 2006

FDA PROVIDES POSITIVE OPINION ON THE REGULATORY STATUS OF COMBIMATRIX’S FIRST ARRAY-BASED MOLECULAR DIAGNOSTIC

Newport Beach, Calif. - (BUSINESS WIRE) -October 18, 2006 - Acacia Research Corporation (Nasdaq: CBMX:ACTG) announced today that its CombiMatrix group has received a letter from the Office of In Vitro Diagnostic Device Evaluation and Safety (OIVD) of the US Food and Drug Administration (FDA). The text of the letter is given below. The letter states that the FDA is not defining CombiMatrix’s first commercial microarray-based molecular-diagnostic service, the Constitutional Genetic Array Test (CGAT), as an In Vitro Diagnostic Multivariate Index Assay (IVDMIA) . Thus the test does not require regulation covered in the FDA’s Draft Guidance document issued on September 5, 2006.

In July of 2006, the OIVD requested a meeting with CombiMatrix to discuss the regulatory status of the CGAT, which was to be launched in the third quarter 2006. Additionally, on September 5, 2006, the OIVD published a Draft Guidance document titled “In Vitro Diagnostics Multivariate Index Assays.” These guidelines were specifically designed to consider the regulatory status of products and services in the emerging field of molecular diagnostics and personalized medicine. On September 14, 2006, executives of CombiMatrix and its clinical laboratory, CombiMatrix Molecular Diagnostics (CMD), met with the FDA to discuss the CGAT. The FDA has now informed CMD that it agrees that the CGAT is not an IVDMIA. Thus CMD will continue to offer the CGAT as a service to patients and clinicians.

The CGAT is CombiMatrix’s first commercially launched array-based molecular diagnostic test, offered as a service through its CLIA-certified clinical laboratory, CMD. This test, launched in early September, is designed to identify common genetic disorders that result in developmental anomalies. Though this test has only recently been introduced, CMD has already performed roughly 50 clinical assays. The patients were all children or infants with undiagnosed or mis-diagnosed genetic abnormalities that were not readily apparent through conventional diagnostic procedures.

Though the current opinion provided by the FDA only applies to the CGAT, CombiMatrix’s diagnostic strategy is to develop a series of array-based molecular diagnostic services as laboratory-developed tests, offered to patients and physicians through CMD. Eventually, the company may seek regulatory approval for certain tests so they may be sold to other labs as In Vitro Diagnostic products. Currently, CMD believes that it is the only laboratory that has the platform technologies enabling it to produce both Oligonucleotide Arrays and Bacterial Artificial Chromosome Arrays. By having access to both array platforms, CMD has the ability to develop tests that analyze chromosome-level defects, gene-expression patterns, and single-nucleotide polymorphisms.

“We are pleased to learn that FDA agrees that our microarray-based CGAT does not fall into a category known as an IVDMIA, and thus to know that this test does not require regulation covered in the IVDMIA Draft Guidance,” said Dr. Amit Kumar, President and CEO of CombiMatrix and Chairman of CombiMatrix Molecular Diagnostics. “This test marks the beginning of our entrance into the molecular-diagnostics and personalized-medicine markets.”

Matt Watson, CEO of CombiMatrix Molecular Diagnostics, stated, “Our goal is to make CMD the leading array-based molecular-diagnostics laboratory in the world. This opinion by the FDA is a significant milestone in that effort.”

Text of the FDA letter:

“Dear Mr. Watson:

“We would like to thank you for meeting with us on September 14, 2006, to discuss your microarray based Consitutional Genetic Array Test (CGAT). We believe that scientific advances in this area have the potential to significantly impact the field of molecular diagnostic testing, and we are very interested in following developments in technologies for chromosomal copy number determination.

“In your letter dated September 18, 2006, you have expressed the opinion that the CGAT is not an In Vitro Diagnostic Multivariate Index Assay (IVDMIA). We agree with your assessment. We do not believe that your device, as described, meets the definition of an IVDMIA as defined in the Draft Guidance document on IVDMIAs.

“No further information is needed at this time. If you have additional questions, please feel free to contact me at 240-276-0450.

“Sincerely yours,

“Steven I. Gutman, M.D., M.B.A.
Director
Office of In Vitro Diagnostic Device Evaluation and Safety
Center for Devices and Radiological Health”

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research Corporation comprises two operating groups, Acacia Technologies group and CombiMatrix group.

The CombiMatrix group is developing a platform technology to rapidly produce CUSTOMARRAYSTM, which are semiconductor-based tools for use in identifying and determining the roles of genes, gene mutations and proteins.  The CombiMatrix's group's technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.

The Acacia Technologies group develops, acquires, and licenses patented technologies.  Acacia controls 51 patent portfolios, which include U.S. patents and certain foreign counterparts, covering technologies used in a wide variety of industries including audio/video enhancement & synchronization, broadcast data retrieval, computer memory cache coherency, credit card fraud protection, database management, data encryption & product activation, digital media transmission (DMT®), digital video production, dynamic manufacturing modeling, enhanced Internet navigation, hearing aid ECS, image resolution enhancement, interactive data sharing, interactive television, laptop docking station connectivity, microprocessor enhancement, multi-dimensional bar codes, network data storage, resource scheduling, rotational video imaging,  spreadsheet automation, user activated Internet advertising and web conferencing & collaboration software.

Acacia Research-Acacia Technologies (Nasdaq: ACTG) and Acacia Research-CombiMatrix (Nasdaq: CBMX) are both classes of common stock issued by Acacia Research Corporation and are intended to reflect the performance of the respective operating groups and are not issued by the operating groups.

Information about the Acacia Technologies group and the CombiMatrix group is available at www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.